BDO	BDO Dunwoody LLP Chartered Accountants and Advisors	60 Columbia Way Suite 400 Markham Ontario Canada L3R OC9 Telephone 1905) 946-1066 Fax: (9051946-9524

Driving growth		www.bdo.ca

March 2, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to item 4.01 of Form 8-K for the event that occurred on February 28th, 2006, to be filed by our former client, Creative Vistas, Inc. We agree with the statements made in response to that item insofar as they relate to our firm.

Yours very truly

Chartered Accountants

W. Scott Miller, C.A.
Partner

cc:	Fairy Lee, CFO Creative Vistas, Inc.

Sayan Navaratnam, Chairperson of the Audit Committee Creative Vistas, Inc.

BDO Dunwoody LLP is a Limited Liability Partnership registered in Ontario